UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 28, 2008

CHANNELL COMMERCIAL CORPORATION

(Exact name of registrant as specified in charter)

Delaware	0-28582	95-2453261
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26040 Ynez Road, Temecula, California	92591
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (951) 719-2600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction  A.2):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

Item 3.01.          Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 28, 2008,  Channell Commercial Corporation (the “Company”) received a letter from the Nasdaq Stock Market (“Nasdaq”) notifying the Company that it is not in compliance with the minimum $1.00 per share requirement for continued inclusion under Nasdaq Marketplace Rule 4450(a)(5), as a result of the bid price of the Company’s common stock having closed below $1.00 for the last 30 consecutive business days prior to the date of the letter.

Nasdaq’s letter advises the Company that, in accordance with Nasdaq Marketplace Rule 4450(e)(2), the Company will be provided 180 calendar days, or until February 24, 2009, to regain compliance.  The letter further advises that such compliance can be achieved if, at any time before February 24, 2009, the bid price of the Company’s common stock closes at $1.00 or more per share for a minimum of 10 consecutive business days.  There can be no guarantee that the Company will be able to regain compliance with the continued listing requirement of Nasdaq Marketplace Rule 4450(a)(5).

If the Company does not regain compliance by February 24, 2009, Nasdaq will notify the Company that its securities will be delisted.  At that time, the Company may appeal Nasdaq’s determination to delist its securities to a Listing Qualifications Panel.   Alternatively, the Company may apply to transfer its securities to the The Nasdaq Capital Market if it satisfies the requirements for initial inclusion set forth in Marketplace Rule 4310(c) (other than the minimum bid price requirement of Rule 4310(c)).  If its application is approved, the Company will be afforded the remainder of the second 180 calendar day compliance period in order to regain compliance with the minimum bid price requirement while on The Nasdaq Capital Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHANNELL COMMERCIAL CORPORATION

(Registrant)

Date: September 3, 2008

/s/ Patrick E. McCready
Patrick E. McCready
Chief Financial Officer
(Duly authorized officer of the Registrant)